EXHIBIT 99

INFOCROSSING LOGO

CONTACTS:

Chairman and Chief Executive Officer   Chief Financial Officer
Zach Lonstein                          William McHale
Infocrossing, Inc.                     Infocrossing, Inc.
(201) 840-4726                         (201) 840-4732
zlonstein@infocrossing.com             wmchale@infocrossing.com

Media Relations                        Investor Relations
Michael Wilczak                        Matthew Hayden
Infocrossing, Inc.                     Hayden Communications, Inc.
(201) 840-4941                         (858) 704-5065 mwilczak@infocrossing.com


          INFOCROSSING REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER
                     AND FULL YEAR ENDED DECEMBER 31, 2005

                       COMPANY REAFFIRMS GUIDANCE FOR 2006

LEONIA, NJ, MARCH 9, 2006 -- INFOCROSSING, INC. (NASDAQ: IFOX), a provider of selective IT outsourcing solutions, announced today financial results for the fourth quarter and full year ended December 31, 2005.

YEAR ENDED DECEMBER 31, 2005 HIGHLIGHTS

o Revenues reached a record $148,006,000, an increase of $43,057,000, compared with revenues of $104,949,000 for 2004.

o Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) were $22,085,000, the highest in the Company's history. A reconciliation of EBITDA to net income follows in Appendix A, and descriptions of the reasons for presenting this measure, as well as its limitations, are explained below.

o Generated $21,944,000 in cash from operations in 2005, compared with $6,316,000 in 2004. Generated $16,682,000 in free cash flow in 2005, compared with free cash flow of $4,493,000 in 2004. A reconciliation of free cash flow to cash from operations follows in Appendix A, and descriptions of the reason for presenting this measure, as well as its limitations, are explained below.

o Completed the acquisition of (i)Structure, LLC, a direct competitor in the selective IT outsourcing market. The acquisition is expected to add at least $76,000,000 in revenue during the first twelve months following the closing of the transaction on November 30, 2005.

o Achieved sales momentum with the addition of $98,400,000 in total new revenue commitments in the last six months of 2005 (over contract terms up to six years in duration), including $77,000,000 in commitments signed by
     (i)Structure over the ninety days prior to the announcement of the acquisition on October 25, 2005.

o Subsequently added an additional $21,200,000 in new commitments since the beginning of 2006 over contract terms up to five years in duration.

o Extended contract terms with a number of customers, including a four year extension of one of the Company's largest IT outsourcing contracts.

o Migrated a significant portion of the outside processing by a third party for Infocrossing Healthcare Services to Infocrossing's data center resulting in approximately $4,000,000 in savings expected to be realized in 2006.


YEAR ENDED DECEMBER 31, 2005 RESULTS

Infocrossing reported revenues of $148,006,000 for the full year ended December 31, 2005, an increase of $43,057,000, or 41%, compared with revenues of $104,949,000 for the prior year. Revenue growth for the year included $52,321,000 in revenue from acquisitions completed in 2004 and 2005. Excluding revenue from acquisitions, the decrease was attributed to fewer new sales in the first half of 2005, lower usage-based billing and an unusually high dollar value of contracts that came due for renewal during the year.

Gross margin for the year was 28.1%, compared with gross margin of 32.0% for the comparable period last year. The reduction reflects lower revenues, excluding acquisitions, without offsetting cost reductions. The Company deferred implementing cost reductions in anticipation of new sales that were expected to be added in 2005 and the acquisition of (i)Structure. In December 2005, the Company began implementing cost reductions that are expected to result in higher gross margins in 2006.

EBITDA increased by $525,000, or 2.4%, to $22,085,000 for 2005, from $21,560,000 for the comparable period in 2004. A reconciliation of EBITDA to net income follows in Appendix A, and descriptions of the reason for presenting this measure, as well as its limitations, are explained below.

Income before taxes was $4,725,000 for the year ended December 31, 2005, a decrease of $2,699,000 from income before taxes of $7,424,000 for the comparable period in 2004. Net income for the year was $2,573,000, or $0.12 per diluted share, compared with net income of $19,963,000, or $0.95 per diluted share for 2004. Net Income for 2004 included a tax benefit of $12,539,000, while net income for 2005 included tax expense of $2,152,000. In the fourth quarter of 2004, as a result of the Company's profitability and future outlook, Infocrossing released approximately $12,500,000 of a deferred tax valuation allowance. Effective with the first quarter of 2005, the Company began recording income tax expense at its effective rates. Although income taxes were accrued for the period at a rate of 45.5%, they are payable at a rate of 11.9% since there were no federal income taxes payable for 2005.

Cash flow from operations for 2005 was $21,944,000 compared to $6,316,000 for 2004. Free cash flow was $16,682,000 for 2005, compared with $4,493,000 for 2004. A reconciliation of free cash flow to cash from operations follows in Appendix A, and descriptions of the reasons for presenting this measure, as well as its limitations, are explained below.

On November 30, 2005, Infocrossing completed the previously announced acquisition of (i)Structure, LLC for $82,300,000 in cash and approximately $2,500,000 in Infocrossing stock. The acquisition is expected to add at least $76,000,000 in revenue during the first twelve months following the close of the transaction. Infocrossing expects to achieve between $9,000,000 and $11,000,000 in cost savings in 2006. The Company funded the cash portion of the purchase price with a new $55,000,000 term loan, a new $15,000,000 revolving credit loan, and a portion of the gross proceeds of approximately $25,000,000 from the sale/leaseback of (i)Structure's data centers located in Tempe, Arizona and Omaha, Nebraska. Subsequent to the acquisition, the Company used a portion of the proceeds from the sale/leaseback arrangement to repay $10,000,000 of the $15,000,000 revolving credit loan. Shortly before the acquisition, the Company repaid the entire outstanding balance of approximately $24,400,000 of a term loan. The Company had $16,892,000 in cash and equivalents at December 31, 2005.

"2005 was an important year for Infocrossing," stated Zach Lonstein, Chairman and Chief Executive Officer. "Although we entered the year with a strong revenue pipeline and favorable industry fundamentals, our sales organization did not convert the opportunities into sufficient new contracts to provide meaningful organic sales during the year. While revenue, EBITDA, cash from operations and free cash flow all increased in 2005 compared with 2004, the combination of a lower level of new sales in the first half of the year, less usage based billing and the unusually high dollar value of contracts that came due for renewal resulted in lower revenue, EBITDA, and net income than we initially forecasted for 2005," Mr. Lonstein added. "We recognized the challenges, strengthened our sales effort by adding key leadership in business development and marketing, and acquired (i)Structure, a direct competitor in the selective IT outsourcing market that provides us with the added capabilities, enhanced market position, and most importantly, demonstrated sales success to deliver greater organic sales in 2006. We have already seen a measurable improvement in our sales performance. In the last half of 2005 we received new revenue commitments totaling $98,400,000 over contract terms up to six years in length, including $77,000,000 in total new revenue commitments signed by (i)Structure during the ninety days prior to the announcement of the acquisition on October 25, 2005 and $21,400,000 in new commitments achieved between the time the acquisition was announced and the end of 2005. Our positive sales momentum has continued into 2006, and since the beginning of the year, we have received an additional $21,200,000 in new revenue commitments over terms up to five years in length. In addition to our focus on revenue growth, we have moved aggressively to realize the forecasted $9,000,000 to $11,000,000 in cost synergies in 2006 from the
(i)Structure acquisition. We have already eliminated eighty three positions, and we are working to integrate our operations to achieve further savings in 2006," Mr. Lonstein continued.


THREE MONTHS ENDED DECEMBER 31, 2005 RESULTS

For the fourth quarter ended December 31, 2005, Infocrossing reported revenues of $41,191,000, an increase of $2,474,000, or 6.4%, compared with revenues of $38,717,000 reported for the fourth quarter of 2004. Revenue growth includes $7,194,000 from the (i)Structure acquisition, which closed on November 30, 2005.

Gross margin for the fourth quarter of 2005 was 27.6%, compared with gross margin of 35.3% for the comparable period last year. The reduction reflects lower revenues, excluding acquisitions during the year, without offsetting cost reductions. The Company deferred implementing cost reductions in anticipation of new sales that were expected to be added in 2005 and the acquisition of
(i)Structure. In December 2005, Infocrossing began implementing cost reductions that are expected to result in higher gross margins in 2006.

EBITDA for the fourth quarter of 2005 was $5,002,000, a decrease of $4,156,000, compared with $9,158,000 for the fourth quarter of 2004. A reconciliation of EBITDA to net income follows in Appendix A, and descriptions of the reasons for presenting this measure, as well as its limitations, are explained below.

Income before taxes for the fourth quarter was $35,000, a decrease of $4,839,000, compared with Income before taxes of $4,874,000 for the same period last year. Net loss for the current quarter was $101,000, or ($0.01) per diluted share, compared with net income of $17,409,000, or $0.68 per diluted share for the comparable quarter last year. Net income for the fourth quarter of 2004 included a tax benefit of $12,535,000, compared with a tax expense of $136,000 for 2005. As noted above, in the fourth quarter of 2004, as a result of the Company's profitability and future outlook, the Company had released approximately $12,500,000 of a deferred tax valuation allowance.

Cash flow from operations for the fourth quarter of 2005 was $6,686,000, compared with $6,237,000 for the fourth quarter of 2004. Free cash flow was $5,127,000 for the fourth quarter of 2005, compared with $5,497,000 for the fourth quarter of last year. A reconciliation of free cash flow to cash from operations follows in Appendix A and descriptions of the reason for presenting this measure, as well as its limitations, are explained below.


BUSINESS OUTLOOK FOR THE FIRST QUARTER AND FULL YEAR 2006

In a press release issued October 25, 2005, the Company provided revenues, EBITDA and net income guidance for 2006. The Company reaffirms the previous guidance, which forecasts revenues for the full year ending December 31, 2006 to be between $239,000,000 and $246,000,000. EBITDA for 2006 is projected to be between $43,500,000 and $46,000,000, and net income for the period is forecasted to be between $6,800,000 and $7,900,000. A reconciliation of net income to EBITDA is included in Appendix B and descriptions of the reason for presenting this measure, as well as its limitations, are explained below. Infocrossing expects free cash flow for 2006 of between $25,000,000 and $29,000,000. A reconciliation of free cash flow to cash flow from operations is included in Appendix B and descriptions of the reason for presenting this measure, as well as its limitations, are explained below.

For the first quarter ending March 31, 2006, Infocrossing forecasts revenues to be between $55,000,000 and $56,000,000, and EBITDA to be between $8,000,000 and $8,400,000. A reconciliation of net income to EBITDA is included in Appendix B and descriptions of the reasons for presenting this measure, as well as its limitations, are explained below.

"I have tremendous confidence in our ability to achieve our long-term growth objectives," Mr. Lonstein continued. "In 2001, we had clients in a single data center, $27,000,000 in revenue, and reported a net loss of $45,000,000. We set our sights on becoming the leading provider of selective IT outsourcing services in the United States, and achieving $250,000,000 in revenue in 2007. Today, we have five data centers across the United States, expanded service offerings, an impressive client base comprised of enterprise-scale companies, an experienced management team and forecasted revenue of at least $239,000,000 for 2006, a nearly nine-fold increase since 2001. With the addition of (i)Structure, we have the sales and market strength to accelerate our growth and achieve even greater goals, providing long-term value for our shareholders, clients and employees," Mr. Lonstein concluded.

Infocrossing will hold a conference call for investors and analysts on Thursday, March 9, 2006 at 4:30 p.m. EDT to discuss results for the fourth quarter and full year ended December 31, 2005. The call-in number for the live audio call beginning at 4:30 p.m. EDT is 1-973-409-9259. A live webcast of the conference call will be broadcast by ViaVid Broadcasting and can be accessed at ViaVid's website at http://www.viavid.net, or Infocrossing's website at www.infocrossing.com. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: www.microsoft.com/windows/windowsmedia/en/download/default.asp. An audio replay of the conference call will be available for seven days beginning from 6:30 p.m. EDT on March 9, 2006, at 973-341-3080. The pass code for the replay is 7111014. A webcast of the conference call will be available for 30 days following the call at http://www.infocrossing.com, or through ViaVid at http://www.viavid.net.

EBITDA represents net income before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. The Company also uses EBITDA for the following purposes: (1) EBITDA is one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees; (2) the Company's credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence; (3) EBITDA is also used by prospective and current lessors as well as potential lenders to evaluate potential transactions with the Company; and (4) EBITDA is also used by us to evaluate and price potential acquisition candidates.


EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and
(c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of the Company's performance. The Company compensates for these limitations by relying primarily on the Company's GAAP results and using EBITDA only on a supplemental basis.

FCF represents Free Cash Flow. FCF is defined as cash flow from operations less cash disbursed for capital expenditures. The Company presents FCF because it considers such information an important supplemental measure of performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization to us, many of which present FCF when reporting their results.

FCF has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. These limitations include that FCF excludes other significant cash flows, such as principal payments on debt. Because of these limitations, FCF should not be considered as a principal indicator of the Company's performance. The Company compensates for these limitations by relying primarily on the Company's GAAP results and using FCF only on a supplemental basis.


ABOUT INFOCROSSING, INC. (http://www.infocrossing.com)

Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks, and business processes to Infocrossing.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; closing contracts with new customers and renewing contracts with existing customers on favorable terms; expanding services to existing customers; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the identification, completion, and integration of acquisitions, including the acquisition and integration of Infocrossing Healthcare Services, Inc., f/k/a Verizon Information Technologies Inc. and (i)Structure, LLC and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

(financial tables follow)

                        INFOCROSSING, INC. & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    THREE MONTHS ENDED DECEMBER 31,            TWELVE MONTHS ENDED DECEMBER 31,
                                                ---------------------------------------    ---------------------------------------
                                                      2005                  2004                  2005                   2004
                                                -----------------     -----------------    -----------------     -----------------
                                                              (UNAUDITED)
REVENUES                                        $         41,191      $         38,717     $        148,006      $        104,949
                                                   --------------        --------------       --------------         -------------
COSTS and EXPENSES:
   Costs of revenues, excluding
      depreciation shown below                            29,830                25,065              106,354                71,368
   Selling and promotion costs                             1,350                   835                4,726                 3,277
   General and administrative expenses                     5,009                 3,659               14,841                 8,744
   Depreciation and amortization                           3,142                 2,751               11,146                 8,679
                                                   --------------        --------------       --------------         -------------
                                                          39,331                32,310              137,067                92,068
                                                   --------------        --------------       --------------         -------------
INCOME FROM OPERATIONS                                     1,860                 6,407               10,939                12,881
                                                   --------------        --------------       --------------         -------------
Interest income                                             (159)                 (107)                (687)                 (313)
Interest expense                                           1,984                 1,640                6,901                 5,770
                                                   --------------        --------------       --------------         -------------
                                                           1,825                 1,533                6,214                 5,457
                                                   --------------        --------------       --------------         -------------
                                                              35                 4,874                4,725                 7,424
 INCOME BEFORE
     INCOME TAXES

Income tax expense (benefit)                                 136               (12,535)               2,152               (12,539)
                                                   --------------        --------------       --------------         -------------

NET INCOME                                      $           (101)     $         17,409     $          2,573      $         19,963
                                                   ==============        ==============       ==============         =============

BASIC INCOME PER SHARE:
   Net income                                   $          (0.01)     $           0.91     $           0.13      $           1.12
                                                   ==============        ==============       ==============         =============
   Weighted average number of common
      shares outstanding                              20,280,484            19,157,250           20,216,863            17,827,006
                                                   ==============        ==============       ==============         =============

DILUTED INCOME PER SHARE:
   Net income                                   $          (0.01)      $          0.68     $           0.12      $           0.95
                                                   ==============        ==============       ==============         =============

   Weighted average number of
       common shares and share equivalents
       outstanding                                    20,280,484            26,215,317           21,726,496            21,931,982
                                                   ==============        ==============       ==============         =============

     Certain reclassifications were made to prior period amounts to conform to the current presentation.

                        INFOCROSSING, INC. & SUBSIDIARIES
                       SUMMARY CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                     DECEMBER 31,       DECEMBER 31,
                                                                                         2005               2004
                                                                                   --------------     ---------------
ASSETS
 Cash and equivalents                                                              $     16,892       $       26,311
 Trade accounts receivable, net of allowances for doubtful accounts of
      $637 and $249, respectively                                                        25,631               26,707
 Other current assets                                                                    13,103                7,733
                                                                                   --------------     ---------------
   Total current assets                                                                  55,626               60,751

 Property, equipment and purchased software, net                                         40,749               25,113
 Goodwill                                                                               150,799              103,177
 Other non-current assets                                                                39,261               27,609
                                                                                   --------------     ---------------
TOTAL ASSETS                                                                       $    286,435       $      216,650
                                                                                    =============     ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities                                                               $     49,710       $       22,569
 Long-term debt and capitalized lease obligations, net of current portion               123,734              100,432
 Other long-term liabilities                                                              5,961                2,412
                                                                                   --------------     ---------------
 TOTAL LIABILITIES                                                                      179,405              125,413
 Common stockholders' equity                                                            107,030               91,237
                                                                                   --------------     ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $    286,435       $      216,650
                                                                                   ==============     ===============

 Certain reclassifications were made to prior period amounts to conform to the current presentation.

SUPPLEMENTARY INFORMATION

APPENDIX A - RECONCILIATIONS OF HISTORICAL INFORMATION

EBITDA RECONCILIATION
The reconciliation of EBITDA with net income for the quarters and years ended December 31, 2005 and 2004, respectively, is as follows (in thousands):

                                                  THREE MONTHS ENDED DECEMBER 31,              TWELVE MONTHS ENDED DECEMBER 31,
                                              ----------------------------------------    -----------------------------------------
                                                    2005                   2004                  2005                    2004
                                              ------------------    ------------------    -------------------    ------------------
Net income (loss)                             $           (101)     $         17,409      $            2,573     $         19,963
Add (deduct):
  Income tax provision (benefit)                           136               (12,535)                 2,152               (12,539)
  Net interest expense                                   1,825                 1,533                  6,214                 5,457
  Depreciation and amortization                          3,142                 2,751                 11,146                 8,679
                                                 ---------------       ---------------       ----------------       ---------------
EBITDA                                        $          5,002      $          9,158      $          22,085      $         21,560
                                                 ===============       ===============       ================       ===============

         Certain reclassifications were made to prior period amounts to conform to the current presentation.


FREE CASH FLOW RECONCILIATION
The reconciliation of cash flows provided by operations with free cash flow for the quarters and years ended December 31, 2005 and 2004, respectively, is as follows (in thousands):

                                                  THREE MONTHS ENDED DECEMBER 31,              TWELVE MONTHS ENDED DECEMBER 31,
                                              ----------------------------------------    -----------------------------------------
                                                    2005                  2004                   2005                   2004
                                              ------------------    ------------------    -------------------    ------------------
Cash flow provided by operations              $          6,686      $          6,237      $          21,944      $          6,316
Less:
   Purchases of property and equipment
     including software costs deferred                  (1,559)                 (740)                (5,262)               (1,823)

                                                 ---------------       ---------------       ----------------       ---------------
Free Cash Flow                                $          5,127      $          5,497      $          16,682      $          4,493
                                                 ===============       ===============       ================       ===============

APPENDIX B - RECONCILIATIONS OF GUIDANCE INFORMATION

EBITDA RECONCILIATION
The reconciliation of EBITDA with net income for the projected quarter ending March 31, 2006 and projected year ending December 31, 2006, respectively, is as follows (in thousands):

                                              PROJECTED 1ST QUARTER ENDING MARCH 31,       PROJECTED YEAR ENDING DECEMBER 31, 2006
                                                               2006
                                              ----------------------------------------    -----------------------------------------
                                                     LOW                  HIGH                   LOW                    HIGH
                                              ------------------    ------------------    -------------------    ------------------
Net income (loss)                             $            500      $            700      $           6,800      $          7,900
Add (deduct):
  Income tax provision (benefit)                           400                   600                  4,500                 5,200
  Net interest expense                                   2,500                 2,500                 10,000                10,400
  Depreciation and amortization                          4,600                 4,600                 22,200                22,600
                                                 ---------------       ---------------       ----------------       ---------------
EBITDA                                        $          8,000      $          8,400      $          43,500      $         46,100
                                                 ===============       ===============       ================       ===============



FREE CASH FLOW RECONCILIATION
The reconciliation of cash flows provided by operations with free cash flow for the projected year ending December 31, 2006 is as follows (in thousands):

                                              PROJECTED YEAR ENDING DECEMBER 31, 2006
                                              ----------------------------------------
                                                     LOW                  HIGH
                                              ------------------    ------------------
Cash flow provided by operations              $         28,000      $         32,000
Less:
   Purchases of property and equipment
     including software costs deferred                  (3,000)               (3,000)
                                                 ---------------       ---------------
Free Cash Flow                                $         25,000      $         29,000
                                                 ===============       ===============




                                                        #####